UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

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On January 7, 2016, Puma Biotechnology, Inc. (the “Company”) filed an investor presentation (the “Investor Presentation”) with the Securities and Exchange Commission (the “SEC”) in partial response to an unsolicited consent solicitation launched by Dr. Fredric N. Eshelman (“Eshelman”) that attempts to increase the size of the Company’s board of directors and appoint Eshelman and his three nominees to the board. The Company’s Investor Presentation included certain factual and publicly available information regarding Eshelman’s background.

On January 22, 2016, the Company received a letter, dated January 20, 2016 (the “Eshelman Letter”), from Eshelman, which demanded “an immediate apology and retraction of Puma’s investor presentation” and threatened to proceed with legal action against the Company if the Investor Presentation is not retracted and an immediate apology is not provided.

On January 27, 2016, the Company, through its legal counsel, responded to the Eshelman Letter, rejecting Eshelman’s demands.

Copies of the Eshelman Letter and the Company’s response are reproduced below.

Eshelman Letter

ESHELMAN
VENTURES
January 20, 2016
Alan H. Auerbach Puma Biotechnology, Inc. 10880 Wilshire Blvd., Suite 2150 Los Angeles, CA 90024
Re: Retraction Demand
Dear Mr. Auerbach,
I write to demand an immediate apology and retraction of Puma’s investor presentation from our proxy contest, which appears to have been delivered repeatedly to investors and was filed with the SEC on January 7, 2016.
That presentation falsely implies that I personally committed, directed, or condoned fraud in the clinical trial of Ketek. As you know, and as is well-documented in the public record, the exact opposite is true: PPD discovered the fraud committed by others and, under my leadership, reported it. These facts among others led a United States Attorney to identify PPD as a victim of the fraud committed by Dr. Kirkman Campbell in the criminal indictment filed July 24, 2008 in United States of America v. Maria ‘‘Anne “ Kirkman Campbell aka Anne Kirkman Campbell, CR-03-CO-0437-M, in the United States District Court for the Northern District of Alabama.
The following statements in the Puma investor presentation slides, taken alone and/or together with the presentation script that undoubtedly accompanied them, clearly convey the false impression that, contrary to the true facts, I personally committed fraud:
“Eshelman Continues to Demonstrate a Lack of Integrity”
“Eshelman’s misrepresentations are no surprise given his history”
“Eshelman was Chief Executive Officer (CEO) of Pharmaceutical Product Development (PPD) when it managed a clinical trial during the development of the antibiotic drug Ketek. Fraud was uncovered in this trial by the FDA’s Office of Criminal Investigation”
“As Chief Executive Officer of PPD, Eshelman was forced to testify before Congress regarding PPD’s involvement in this clinical trial fraud in 2008”
“Eshelman was replaced as CEO of PPD in 2009”
-1- eshelmanventures.com

“Puma’s Board does not believe that someone who was involved in clinical trial fraud that was uncovered by the FDA should be on the Board of Directors of a public company; particularly a company that is in the process of seeking FDA approval”
Anyone reading these statements would reach the false and damaging conclusion that Puma intended: that I personally committed, directed, or condoned fraud.
I take this attack on my reputation very seriously. I have spent more than 35 years building a professional career that has always been based on high ethical standards, and I will not stand idly by while Puma destroys my reputation with false implications and innuendo.
Please let me know immediately whether Puma will set the record straight by issuing a public apology and retracting the investor presentation. If I do not receive your response by the end of the week, I will assume that Puma has decided to stand by its defamatory statements and will have no choice but to proceed with legal action.
Sincerely,
Fred Eshelman
cc: Jay M. Moyes
Adrian M. Senderowicz
Troy E. Wilson Frank E. Zavrl -2-

Company Response

Daniel Scott Schecter daniel.schecter@lw.com
10250 Constellation Blvd., 3rd Floor Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com
FIRM / AFFILIATE OFFICES Abu Dhabi Milan Barcelona Moscow Beijing Munich Boston New Jersey Brussels New York Century City Orange County Chicago Paris Dubai Riyadh Düsseldorf Rome Frankfurt San Diego Hamburg San Francisco Hong Kong Shanghai Houston Silicon Valley London Singapore Los Angeles Tokyo Madrid Washington, D.C. January 27, 2016 VIA FEDERAL EXPRESS Mr. Fred Eshelman Eshelman Ventures LLC 319 N. 3rd Street, Suite 301 Wilmington, North Carolina 28401 Re: Retraction Demand Dear Mr. Eshelman:
As you know, our firm represents Puma Biotechnology, Inc. (“Puma”). Your January 20, 2016 letter to Mr. Alan Auerbach of Puma has been referred to our attention for handling.
Your demands that Puma retract its investor presentation filed with the U.S. Securities and Exchange Commission on January 7, 2016 (the “Investor Presentation”) and issue an apology are rejected. Puma stands by the truth of the statements contained in the Investor Presentation. The public record of the Ketek drug trial at Pharmaceutical Product Development (“PPD”), the subsequent investigation into fraud during that trial, and your testimony before Congress all render incontestable the following facts: That you were the CEO at PPD “when it managed a clinical trial during the development of the antibiotic drug Ketek;” that “[f]raud was uncovered in this trial by the FDA’s Office of Criminal Investigation;” that you were “forced to testify before Congress regarding PPD’s involvement in this clinical trial fraud in 2008;” and that you were “replaced as CEO of PPD in 2009.” If you dispute the truth of any of these statements, please provide the factual basis for your dispute.
Your letter does not dispute the truth of these facts. Rather, you vaguely complain that Puma’s recitation of true facts somehow constitutes “false implications and innuendo” and will lead readers to a “false conclusion” that you “personally committed, directed, or condoned fraud.”

January 27, 2016 Page 2
There is no basis to demand a retraction or an apology, or to commence legal action, based on Puma’s recitation of undisputed and publicly available facts about your prior involvement with PPD during the Ketek drug trial and your subsequent Congressional testimony. As a matter of law, there can be no liability for defamation where a party marshals true facts, particularly facts already well known in the public record and accessible through a cursory search of the Internet. See e.g., Gilbert v. Sykes, 53 Cal. Rptr. 3d 752, 764-65 (Ct. App. 2007) (citation omitted) (“‘In all cases of alleged defamation, . . . the truth of the offensive statements or communication is a complete defense against civil liability, regardless of bad faith or malicious purpose.’”); Campanelli v. Regents of the Univ. of Cal., 51 Cal. Rptr. 2d, 891, 897 (Ct. App. 1996) (“Truth of course, is an absolute defense to any libel action. In order to establish the defense, the defendant need not prove the literal truth of the allegedly libelous accusation, so long as the imputation is substantially true so as to justify the ‘gist or sting’ of the remark.”); Boyce & Isley, PLLC v. Cooper, 710 S.E.2d 309, 317 (N.C. Ct. App. 2011) (“Truth is a defense to a libel action.”); Ramunno v. Cawley, 705 A.2d 1029, 1035 (Del. 1998)) (“Moreover, a statement of fact is not libelous if it is ‘substantially true.’ That is, no libel has occurred where the statement is no more damaging to plaintiff’s reputation in the mind of the average reader than a truthful statement would have been. Immaterial errors do not render a statement defamatory so long as the ‘gist’ or ‘sting’ of the statement is true.”)1. If you have any contrary legal authority, please provide it promptly.
It is manifest that you have lodged this meritless assertion of defamation now that your effort to increase the size of Puma’s Board of Directors and to elect yourself and your three other nominees to the Board of Directors has been rejected by shareholders representing more than 80% of Puma’s outstanding shares. Indeed, Puma was compelled to issue the Investor Presentation after you commenced the consent solicitation and called the credibility of Puma’s Board of Directors into question.
1 The truth of the Investor Presentation is only the most basic and fundamental bar to the defamation claim you threaten in your letter. Any such claim would face numerous other hurdles, including the fact that your high-profile status would render you a public figure and would require you to establish that Puma acted with actual malice. See e.g. Comedy III Productions, Inc. v. Gary Saderup, Inc., 21 P.3d 797, 803 (Cal. 2001) (“For similar reasons, speech about public figures is accorded heightened First Amendment protection in defamation law . . . [P]ublic figures may prevail in a libel action only if they prove that the defendant’s defamatory statements were made with actual malice, i.e. actual knowledge of falsehood or reckless disregard for the truth . . . .”); Boyce & Isley, PLLC v. Cooper, 710 S.E.2d 309, 318 (N.C. Ct. App. 2011) (“In New York Times Co. v. Sullivan, the United States Supreme Court prohibited public officials from recovering for alleged defamatory statements . . . without first proving that the statement was made with actual malice . . . Later, in Curtis Publishing Co. v. Butts, the principle set forth in Sullivan was extended to ‘public figures.’”); Riley v. Moyed, 529 A.2d 248, 250 (Del. 1987) (“Before a public figure . . . can recover from a news publisher in a libel action, he must show by clear and convincing evidence that the defendant published defamatory falsehoods with actual malice.”).

January 27, 2016 Page 3
We trust that this will dispose of this matter. If you persist in asserting baseless legal claims challenging the Investor Presentation, or any other accurate and truthful statements by Puma, Puma will seek all available sanctions against you and your counsel for the commencement and prosecution of a meritless action. In addition, Puma has uncovered additional, public, and true information about you and your past activities which would be relevant to your shareholder proposal and prior comments in this regard. Puma will be compelled to ensure that shareholders are aware of this information if you persist with further public statements or filings about Puma, its Board, and its management.
Very Truly Yours,
Daniel Scott Schecter of LATHAM & WATKINS LLP
cc: via email
Mr. Alan H. Auerbach, Puma Biotechnology, Inc. Charles K. Ruck, Esq., Latham & Watkins LLP Michele D. Johnson, Esq., Latham & Watkins LLP
David McBride, Esq., Young Conaway Stargatt & Taylor, LLP Martin L. Seidel, Esq., Cadwalader, Wickersham & Taft LLP

Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from the Company’s shareholders in connection with the consent solicitation by Dr. Fredric N. Eshelman. The Company has filed a definitive consent revocation statement with the SEC in connection with such consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Consent Revocation Statement filed with the SEC on December 10, 2015. This document is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants is or will be included in the Consent Revocation Statement and any other relevant documents filed with the SEC in connection with the consent solicitation.

The Company has filed the definitive Consent Revocation Statement with the SEC and has mailed the definitive Consent Revocation Statement and a consent revocation card to each shareholder entitled to deliver a written consent in connection with the consent solicitation. THE COMPANY URGES INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at www.sec.gov.